Exhibit 10.1
[SuccessFactors, Inc. Letterhead]
November 30, 2010
Jeffrey W. Diana
[Address]
[Address]

Dear Jeffrey:
On behalf of SuccessFactors, Inc. (the “”Company”, I am pleased to offer you employment with the Company on the terms set forth below.
1.Position. You will start in the position of Chief People Officer, reporting to me, Lars Dalgaard, CEO. You will initially work from Washington but you will relocate and work out of our office in San Mateo, CA commencing sometime during the 2011 calendar year.

2.Compensation. You will be paid semi-monthly wages of $12,500 which is equivalent to $300,000 on an annualized basis, less payroll deductions and all required withholdings. You will be paid your salary in accordance with the Company's regular payroll policy. The Company may modify compensation from time to time as it deems necessary. You will be eligible for a discretionary target performance bonus of 75% per annum of your annual fixed based pay as determined in the sole discretion of the Company based on individual and Company performance, and subject to all the terms and conditions of the Corporate Bonus Plan.

3.Sign On-Bonus. Upon your commencement of employment with the Company, you will be paid a bonus of $100,000, payable within 30-days of the commencement of your employment.

4.Additional Payments. Upon the closing of the purchase of a house in the San Francisco Bay Area to serve as your primary residence and assuming you have relocated to work out of our office in San Mateo, CA, you will be paid a bonus of $100,000 within 30-days of such closing. In addition, upon the closing of the sale of your existing primary residence and assuming you have relocated to work out of our office in San Mateo, CA, you will receive an additional payment of $300,000 within 30-days of such closing. If you voluntarily leave employment with the Company for any reason within three years of your commencement of employment with the Company, you will be required to repay the amounts (net of taxes) described in this Section 4 as follows: (A) 100% if you leave prior to the one-year anniversary of your commencement of employment, (B) 50% if you leave after the one-year anniversary but prior to the two-year anniversary of your commencement of employment, (C) 25% if you leave after the two-year anniversary but prior to the three-year anniversary of your commencement of employment, and (D) 0% if you leave after the three-year anniversary of your commencement of employment.

5.Equity. We will recommend to the Compensation Committee of the Board of Directors (the “Committee”) of the Company that, at the next Committee meeting after your commencement of employment, you be granted: (i) a stock option (the “Option”) entitling you to purchase 65,000 (SIXTY-FIVE THOUSAND) shares of Common Stock of the Company at th closing price of such common stock on the Nasdaq Stock Market on the date of grant; and (ii) 65,000 (SIXTY-FIVE THOUSAND) restricted stock units (the “RSUs”). Subject to Committee approval, the shares subject to the Option shall vest over four years, with 25% becoming vested after you complete one year of continuous full-time service with the Company and one forth-eighth (1/48th) of the shares subject to the Option vesting after each month of your continuous full-time service thereafter. Subject to Committee approval, the shares subject to the RSUs shall vest over four years, with 25% becoming vested after you complete one year of continuous full-time service with the Company and 25% vesting after each year of your continuous full-time service thereafter.
Your Options and RSUs shall be subject to the terms and conditions of the Company's 2007 Equity Incentive Plan and grant agreement, which will be provided after the Committee approves your equity grant. Termination of your employment with the Company for any reason will result in the loss of any then unvested equity grants (including, without limitation, your Option and RSU). You are responsible for all taxes associated with the receipt or exercise of the Option or RSUs, or the sale of shares after exercise. In the case of RSUs, shares will be withheld to satisfy withholding or other applicable taxes.
6.Benefits. You will also be entitled to receive the standard employee benefits made available by the Company to its employees of your same level to the full extent of your eligibility including, medical, dental and vision insurance. During your employment, you shall be permitted, to the extent eligible, to participate in the Company's Flexible Spending Account plan and 401(k) plan or any other similar benefit plan of the Company that is available to employees generally. Participation in any such plans shall be consistent with your rate of compensation to the extent that compensation is a determinative factor with respect to coverage under any such plan. Details about these benefits plans are available for your review. Company may modify compensation and benefits from time to time as it deems necessary.

7.Compliance with Company's Policies and Procedures. As a Company employee, you will be expected to abide by the Company's policies and procedures and acknowledge in writing that you have read and agree to abide by the Company's Employee Handbook. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution of the Company's Proprietary Information and Inventions Agreement, a copy of which is enclosed for your review and execution prior to or on your Start Date.

8.Employment Relationship. Your employment with the Company will be “at will”, meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary verbal, written or implied representations which may have been made to you are superseded by this written offer. This is the full and complete agreement between you and the Company with respect to the subject matters herein. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company's Chief Executive Officer.

9.Dispute Resolution Procedure. As a condition of employment with the Company, you will be required to sign and abide by the terms of the Company's dispute resolution procedure, which is incorporated into this offer letter by reference and found in the Company's Proprietary Information and Inventions Agreement.

10.Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

This letter, together with the Proprietary Information and Inventions Agreement, sets forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company's offer, please sign, initial and date this letter provided below, along with a signed, initialed and dated copy of the Proprietary Information and Inventions Agreement.

This offer expires at the close of business, December-- ___, 2010. In addition, this offer is contingent on the results of reference and background checks satisfactory to the Company.
Very truly yours,
/s/ Lars Dalgaard
Lars Dalgaard, Chief Executive Officer
SuccessFactors, Inc.
ACCEPTED AND AGREED:
Jeffrey W. Diana
/s/ Jeffrey W. Diana
Signature
11/30/2010
Date
December 6, 2010
Anticipated Start Date

Attachment: Proprietary Information and Inventions Agreement